                                                                   EXHIBIT 12.1
HEARTLAND FINANCIAL USA, INC.
CALCULATION OF EARNINGS TO FIXED CHARGES AS OF:



                                                                  June 30,               Years ended December 31,
                                                              1999      1998      1998      1997       1996       1995       1994
                                                          --------   -------    ------   -------    -------    -------    -------
Earnings before income taxes                                 5,996     6,531    12,778    11,853     10,691     10,458     10,155
Add:  preferred dividends on a pretax basis                      -         -         -         -          -          -          -
Add:  fixed charges                                         18,630    17,285    36,393    31,793     27,687     25,549     20,167

Earnings including interest expense on deposits (1)         24,626    23,816    49,171    43,646     38,378     36,007     30,322
Less:  interest expense on deposits                         14,497    13,575    28,645    25,765     23,190     22,029     17,806

Earnings excluding interest expense on deposits (2)         10,129    10,241    20,526    17,881     15,188     13,978     12,516

Fixed charges:
  Interest expense on deposits                              14,497    13,575    28,645    25,765     23,190     22,029     17,806
  Interest expense on borrowings                             4,059     3,670     7,659     6,002      4,454      3,500      2,322
  Interest expense on capital leases                             -         -         -         -          -          -          -
  Portion of rents representative of interest factor            74        40        89        26         43         20         39

Fixed charges including interest expense on deposits (3)    18,630    17,285    36,393    31,793     27,687     25,549     20,167
Less:  interest expense on deposits                         14,497    13,575    28,645    25,765     23,190     22,029     17,806

Fixed charges excluding interest expense on deposits (4)     4,133     3,710     7,748     6,028      4,497      3,520      2,361

Rents                                                          206       119       268        78        128         59        118
Portions of rents representative of interest factor             74        40        89        26         43         20         39

Ratio of earnings to fixed charges and preferred
  stock dividends:
  Excluding interest expense on deposits ((2)/(4))            2.45      2.76      2.65      2.97       3.38       3.97       5.30
  Including interest expense on deposits ((1)/(3))            1.32      1.38      1.35      1.37       1.39       1.41       1.50